Exhibit 99.1

2014 First Quarter Financial Information

On April 17, 2014, Fifth Third Bancorp (Nasdaq: FITB) reported first quarter 2014 net income of $318 million versus net income of $402 million in the fourth quarter of 2013 and $422 million in the first quarter of 2013. After preferred dividends, net income available to common shareholders was $309 million, or $0.36 per diluted share, in the first quarter 2014, compared with $383 million, or $0.43 per diluted share, in the fourth quarter of 2013, and $413 million, or $0.46 per diluted share, in the first quarter of 2013.

Earnings Highlights

	For the Three Months Ended					% Change
	March 2014	December 2013	September 2013	June 2013	March 2013	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$318	$402	$421	$591	$422	(21%)	(25%)
Net income available to common shareholders	$309	$383	$421	$582	$413	(20%)	(25%)
Common Share Data
Earnings per share, basic	0.36	0.44	0.47	0.67	0.47	(18%)	(23%)
Earnings per share, diluted	0.36	0.43	0.47	0.65	0.46	(16%)	(22%)
Cash dividends per common share	0.12	0.12	0.12	0.12	0.11	—	9%
Financial Ratios
Return on average assets	1.00%	1.24%	1.35%	1.94%	1.41%	(20%)	(29%)
Return on average common equity	9.0	10.8	12.1	17.3	12.5	(16%)	(28%)
Return on average tangible common equity	11.0	13.1	14.7	21.1	15.4	(31%)	(41%)
Tier I risk-based capital	10.45	10.36	11.14	11.07	10.83	1%	(4%)
Tier I common equity	9.51	9.39	9.88	9.43	9.70	1%	(2%)
Net interest margin(a)	3.22	3.21	3.31	3.33	3.42	—	(6%)
Efficiency(a)	64.9	61.5	59.2	53.2	59.8	6%	9%
Common shares outstanding (in thousands)	847,569	855,306	887,030	851,474	874,645	(1%)	(3%)
Average common shares outstanding (in thousands):
Basic	845,860	868,077	880,183	858,583	870,923	(3%)	(3%)
Diluted	857,924	877,511	888,111	900,625	913,163	(2%)	(6%)

(a)	Presented on a fully taxable equivalent basis.

The percentages in all of the tables in this earning release are calculated on actual dollar amounts and not the rounded dollar amounts.

NM: Not meaningful.

Income Statement Highlights

	For the Three Months Ended					% Change
	March 2014	December 2013	September 2013	June 2013	March 2013	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$898	$905	$898	$885	$893	(1%)	1%
Provision for loan and lease losses	69	53	51	64	62	31%	12%
Total noninterest income	564	703	721	1,060	743	(20%)	(24%)
Total noninterest expense	950	989	959	1,035	978	(4%)	(3%)

Income before income taxes (taxable equivalent)	443	566	609	846	596	(22%)	(26%)

Taxable equivalent adjustment	5	5	5	5	5	2%	14%
Applicable income taxes	119	159	183	250	179	(25%)	(33%)

Net income	319	402	421	591	412	(21%)	(23%)
Less: Net income attributable to noncontrolling interests	1	—	—	—	(10)	NM	NM

Net income attributable to Bancorp	318	402	421	591	422	(21%)	(25%)
Dividends on preferred stock	9	19	—	9	9	(52%)	6%

Net income available to common shareholders	309	383	421	582	413	(20%)	(25%)

Earnings per share, diluted	$0.36	$0.43	$0.47	$0.65	$0.46	(16%)	(22%)

Net Interest Income

	For the Three Months Ended					% Change
	March 2014	December 2013	September 2013	June 2013	March 2013	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$998	$1,007	$997	$989	$1,000	(1%)	—
Total interest expense	100	102	99	104	107	(2%)	(7%)

Net interest income (taxable equivalent)	$898	$905	$898	$885	$893	(1%)	1%

Average Yield
Yield on interest-earning assets (taxable equivalent)	3.58%	3.57%	3.68%	3.73%	3.84%	—	(7%)
Rate paid on interest-bearing liabilities	0.51%	0.52%	0.54%	0.57%	0.59%	(2%)	(13%)

Net interest rate spread (taxable equivalent)	3.07%	3.05%	3.14%	3.16%	3.25%	1%	(6%)

Net interest margin (taxable equivalent)	3.22%	3.21%	3.31%	3.33%	3.42%	—	(6%)
Average Balances ($ in millions)
Loans and leases, including held for sale	$90,238	$88,865	$89,154	$89,473	$88,880	2%	2%
Total securities and other short-term investments	22,940	23,043	18,528	16,962	16,846	—	36%
Total interest-earning assets	113,178	111,908	107,682	106,435	105,726	1%	7%
Total interest-bearing liabilities	79,130	77,573	73,190	73,363	74,038	2%	7%
Bancorp shareholders’ equity	14,862	14,757	14,440	14,221	13,779	1%	8%

Net interest income of $898 million on a fully taxable equivalent basis decreased $7 million from the fourth quarter driven by the $12 million decrease due to two fewer days in the first quarter. Excluding the impact of day count, the benefits of higher balances in investment securities and commercial portfolio loans more than offset the effects of loan repricing, higher deposit balances, and debt issuances.

The net interest margin was 3.22 percent, an increase of 1 bp from the previous quarter due to lower cash balances, the impact of two fewer days in the quarter, and the benefit of the fourth quarter 2013 TruPS redemption partially offset by the effects of loan repricing and debt issuances in the first quarter of 2014 and the fourth quarter of 2013.

Compared with the first quarter of 2013, net interest income increased $5 million and the net interest margin decreased 20 bps, driven by higher average loan balances, lower long-term debt expense due to a reduction in higher cost average long-term debt, and run-off in higher-priced CDs, offset by the effects of lower asset yields.

Securities

Average securities and other short-term investments were $22.9 billion in the first quarter of 2014 compared with $23.0 billion in the previous quarter and $16.8 billion in the first quarter of 2013. Average securities of $20.4 billion increased $2.0 billion from the prior quarter due to net additions of approximately $2.1 billion of securities in the first quarter of 2014. The incremental growth in securities primarily reflects purchases of securities with favorable treatment under the proposed LCR standards. Other short-term investments average balances of $2.5 billion decreased $2.1 billion sequentially with lower interest-bearing cash balances held at the Federal Reserve at quarter end that are used to fund loan and securities growth, compared with elevated balances related to debt issuances in the fourth quarter of 2013.

Loans

	For the Three Months Ended					% Change
	March 2014	December 2013	September 2013	June 2013	March 2013	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$40,377	$38,835	$38,133	$37,630	$36,395	4%	11%
Commercial mortgage loans	7,981	8,047	8,273	8,618	8,965	(1%)	(11%)
Commercial construction loans	1,116	952	793	713	695	17%	61%
Commercial leases	3,607	3,578	3,572	3,552	3,556	1%	1%

Subtotal—commercial loans and leases	53,081	51,412	50,771	50,513	49,611	3%	7%

Consumer:
Residential mortgage loans	12,659	12,609	12,486	12,260	12,096	—	5%
Home equity	9,194	9,296	9,432	9,625	9,872	(1%)	(7%)
Automobile loans	12,023	12,019	12,083	11,887	11,961	—	1%
Credit card	2,230	2,202	2,140	2,071	2,069	1%	8%
Other consumer loans and leases	343	357	360	351	294	(4%)	17%

Subtotal—consumer loans and leases	36,449	36,483	36,501	36,194	36,292	—	—

Total average loans and leases (excluding held for sale)	$89,530	$87,895	$87,272	$86,707	$85,903	2%	4%
Average loans held for sale	708	970	1,882	2,766	2,977	(27%)	(76%)

Average loan and lease balances (excluding loans held-for-sale) increased $1.6 billion, or 2 percent, sequentially and increased $3.6 billion, or 4 percent, from the first quarter of 2013. The increase in average loans and leases was primarily driven by growth in the commercial and industrial (C&I), commercial construction, and residential mortgage loan portfolios. The growth was partially offset by declines in commercial mortgage and home equity loans. Period end loans and leases (excluding loans held-for-sale) of $89.7 billion increased $1.1 billion, or 1 percent, sequentially and $4.0 billion, or 5 percent, from a year ago.

Average commercial portfolio loan and lease balances increased $1.7 billion, or 3 percent, sequentially and increased $3.5 billion, or 7 percent, from the first quarter of 2013. The increase from prior periods was largely driven by growth in average C&I loans of $1.5 billion from the prior quarter and $4.0 billion from the first quarter of 2013. Within commercial real estate, average commercial mortgage balances continued to decline and average commercial construction balances increased for the fifth consecutive quarter. Commercial line usage, on an end of period basis, was 30 percent of committed lines in the first quarter of 2014 compared with 29 percent in the fourth quarter of 2013 and 31 percent in the first quarter of 2013.

Average consumer portfolio loan and lease balances were flat sequentially and year-over-year. Average residential mortgage loans were flat sequentially and increased $563 million from a year ago. On a sequential basis, average home equity declined 1 percent while average credit card loans increased 1 percent. Compared with the first quarter of 2013, growth in most consumer loan categories was offset by lower home equity balances as paydowns continue to outpace new production.

Average loans held-for-sale balances of $708 million decreased $262 million sequentially and $2.3 billion compared with the first quarter of 2013. Period end loans held-for-sale of $780 million decreased $164 million from the previous quarter and $1.9 billion from the first quarter of 2013. Both comparisons reflected lower residential mortgage held-for-sale balances due to the lower volume of mortgage originations.

Deposits

	For the Three Months Ended					% Change
	March 2014	December 2013	September 2013	June 2013	March 2013	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand	$30,626	$30,765	$30,655	$29,682	$28,565	—	7%
Interest checking	25,911	24,650	23,116	22,796	23,763	5%	9%
Savings	16,903	17,323	18,026	18,864	19,576	(2%)	(14%)
Money market	12,439	11,285	9,693	8,918	7,932	10%	57%
Foreign office(a)	2,017	1,717	1,755	1,418	1,102	17%	83%

Subtotal—Transaction deposits	87,896	85,740	83,245	81,678	80,938	3%	9%
Other time	3,616	3,529	3,676	3,859	3,982	2%	(9%)

Subtotal—Core deposits	91,512	89,269	86,921	85,537	84,920	3%	8%
Certificates—$100,000 and over	5,576	7,456	7,315	6,519	4,017	(25%)	39%
Other	—	—	17	10	40	(33%)	(100%)

Total deposits	$97,088	$96,725	$94,253	$92,066	$88,977	—	9%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased $2.2 billion, or 3 percent, sequentially and increased $6.6 billion, or 8 percent, from the first quarter of 2013. Average transaction deposits, which are included in core deposits, increased $2.2 billion, or 3 percent, from the fourth quarter of 2013 and $7.0 billion, or 9 percent from the first quarter of 2013 driven by higher money market account and interest checking balances, partially offset by lower savings balances. Other time deposits, primarily CDs, increased 2 percent sequentially and decreased 9 percent compared with the first quarter of 2013.

Commercial average transaction deposits increased 3 percent sequentially and 16 percent from the previous year. Sequential growth reflected higher interest checking and foreign office balances and year-over-year growth reflected higher money market account, interest checking, demand deposit, and foreign office balances due to new accounts and customers holding higher balances.

Consumer average transaction deposits increased 2 percent sequentially and 3 percent from the first quarter of 2013. The sequential increase reflected higher money market account, demand deposit, and interest checking balances, partially offset by lower savings balances. Year-over-year growth was driven by increased money market account and interest checking balances partially offset by lower savings and demand deposit balances.

Wholesale Funding

	For the Three Months Ended					% Change
	March 2014	December 2013	September 2013	June 2013	March 2013	Seq	Yr/Yr
Average Wholesale Funding ($ in millions)
Certificates—$100,000 and over	$5,576	$7,456	$7,315	$6,519	$4,017	(25%)	39%
Other deposits	—	—	17	10	40	(33%)	(100%)
Federal funds purchased	547	301	464	560	691	81%	(21%)
Other short-term borrowings	1,808	2,177	1,675	2,867	5,429	(17%)	(67%)
Long-term debt	10,313	9,135	7,453	7,552	7,506	13%	37%

Total wholesale funding	$18,244	$19,069	$16,924	$17,508	$17,683	(4%)	3%

Average wholesale funding of $18.2 billion decreased $825 million, or 4 percent, sequentially and increased $561 million, or 3 percent, compared with the first quarter of 2013. The sequential decrease was driven by a decrease in certificates $100,000 and over and a decrease in other short-term borrowings, partially offset by an increase in long-term debt. Other short-term borrowings on an end of period basis increased $1.3 billion from the prior quarter due to an increase in FHLB borrowings. The year-over-year increase reflected the issuance of certificates $100,000 and over and an increase in long-term debt, partially offset by a decrease in other short-term borrowings. Average long-term debt balances reflected the issuance of $500 million in Bancorp senior debt in the first quarter of 2014, as well as the full quarter impact of the $2.5 billion November of 2013 bank debt issuances.

Noninterest Income

	For the Three Months Ended					% Change
	March 2014	December 2013	September 2013	June 2013	March 2013	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$133	$142	$140	$136	$131	(7%)	2%
Corporate banking revenue	104	94	102	106	99	11%	6%
Mortgage banking net revenue	109	126	121	233	220	(13%)	(50%)
Investment advisory revenue	102	98	97	98	100	4%	2%
Card and processing revenue	68	71	69	67	65	(4%)	5%
Other noninterest income	41	170	185	414	109	(76%)	(63%)
Securities gains, net	7	2	2	—	17	NM	(60%)
Securities gains, net—non-qualifying hedges on mortgage servicing rights	—	—	5	6	2	—	(100%)

Total noninterest income	$564	$703	$721	$1,060	$743	(20%)	(24%)

Noninterest income of $564 million decreased $139 million sequentially and $179 million compared with prior year results. These comparisons reflect the impacts described below.

First quarter 2014 results included a $36 million negative valuation adjustment on the Vantiv warrant. This compares with a $91 million positive valuation on the Vantiv warrant in the fourth quarter of 2013 and a $34 million positive warrant valuation adjustment in the first quarter of 2013. Quarterly results also included charges related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Valuation adjustments on this swap were a positive $1 million, negative $18 million, and negative $7 million in the first quarter of 2014, the fourth quarter of

2013, and the first quarter of 2013, respectively. Fourth quarter 2013 results included $9 million in payments received pursuant to Fifth Third’s tax receivable agreement with Vantiv. First quarter 2013 results included $7 million in gains on the sale of certain FTAM advisory contracts. Excluding these items and net securities gains in all periods, noninterest income of $592 million decreased $27 million, or 4 percent, from the previous quarter and decreased $100 million, or 14 percent, from the first quarter of 2013. The sequential and year-over-year decline was primarily due to lower mortgage banking net revenue.

Service charges on deposits of $133 million decreased 7 percent from the fourth quarter, primarily related to seasonality, and increased 2 percent compared with the same quarter last year. Retail service charges decreased 13 percent sequentially and 2 percent from the first quarter of 2013. Commercial service charges decreased 3 percent sequentially and increased 4 percent from a year ago.

Corporate banking revenue of $104 million increased 11 percent from the fourth quarter of 2013 and increased 6 percent from the same period last year. The sequential comparison reflected the $9 million write-down of equipment value on an operating lease during the fourth quarter of 2013. Otherwise, the increase was due to higher syndication fees and institutional sales revenue, partially offset by interest rate derivatives, foreign exchange fees and business lending fees. The year-over-year increase was primarily driven by higher syndication fees and lease remarketing fees, partially offset by foreign exchange fees and interest rate derivatives.

Mortgage banking net revenue was $109 million in the first quarter of 2014, a 13 percent decrease from the fourth quarter of 2013 and a 50 percent decrease from the first quarter of 2013. First quarter 2014 originations were $1.7 billion, compared with $2.6 billion in the previous quarter and $7.4 billion in the first quarter of 2013. First quarter 2014 originations resulted in gains of $41 million on mortgages sold, compared with gains of $60 million during the previous quarter and $169 million during the first quarter of 2013. The decrease from the prior quarter and the prior year reflected lower production and lower gain on sale margins. Mortgage servicing fees this quarter were $62 million, compared with $64 million in the previous quarter and $61 million in the first quarter of 2013. Mortgage banking net revenue is also affected by net servicing asset valuation adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were positive $6 million in the first quarter of 2014 (reflecting MSR amortization of $22 million and MSR valuation adjustments of positive $28 million); positive $3 million in the fourth quarter of 2013 (MSR amortization of $23 million and MSR valuation adjustments of positive $26 million); and negative $10 million in the first quarter of 2013 (MSR amortization of $53 million and MSR valuation adjustments of positive $43 million). The mortgage servicing asset, net of the valuation reserve, was $972 million at quarter-end on a servicing portfolio of $69 billion.

Investment advisory revenue of $102 million increased 4 percent from the fourth quarter and 2 percent year-over-year. The sequential increase was attributable to higher tax-related private client services revenue, which is seasonally stronger in the first quarter, and strong market performance, partially offset by lower brokerage fees. The year-over-year increase was attributable to higher private client services revenue, partially offset by lower securities and brokerage fees.

Card and processing revenue of $68 million in the first quarter of 2014 decreased 4 percent sequentially and increased 5 percent from the first quarter of 2013. The sequential decrease reflected lower transaction volumes compared with seasonally strong fourth quarter volumes. The year-over-year increase reflects higher processing fees related to additional ATM locations as well as an increase in the number of actively used cards.

Other noninterest income totaled $41 million in the first quarter of 2014, compared with $170 million in the previous quarter and $109 million in the first quarter of 2013. Other noninterest income included the effects of the valuation of the Vantiv warrant and changes in income related to the valuation of the Visa total return swap. For the quarters ending March 31, 2014, December 31, 2013, and March 31, 2013, the impact of warrant valuation adjustments were negative $36 million, positive $91 million, and positive $34 million, respectively, and changes in income related to the Visa total return swap were a benefit of $1 million, a charge of $18 million, and a charge of $7 million, respectively. The fourth quarter of 2013 also included $9 million in payments received pursuant to Fifth Third’s tax receivable agreement with Vantiv. First quarter 2013 results also included $7 million in gains on the sale of certain FTAM advisory contracts. Excluding the items detailed above, other noninterest income of $76 million decreased approximately $12 million, or 14 percent, from the fourth quarter of 2013 and increased approximately $1 million, or 1 percent, from the first quarter of 2013.

Net gains on investment securities were $7 million in the first quarter of 2014, compared with $2 million in the previous quarter and $17 million in the first quarter of 2013.

Noninterest Expense

	For the Three Months Ended					% Change
	March 2014	December 2013	September 2013	June 2013	March 2013	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$359	$388	$389	$404	$399	(7%)	(10%)
Employee benefits	101	78	83	83	114	30%	(11%)
Net occupancy expense	80	77	75	76	79	3%	1%
Technology and communications	53	53	52	50	49	1%	8%
Equipment expense	30	29	29	28	28	1%	6%
Card and processing expense	31	37	33	33	31	(15%)	—
Other noninterest expense	296	327	298	361	278	(10%)	6%

Total noninterest expense	$950	$989	$959	$1,035	$978	(4%)	(3%)

Noninterest expense of $950 million decreased 4 percent from the fourth quarter of 2013 and 3 percent from the first quarter of 2013.

First quarter of 2014 expenses included $51 million in charges to litigation reserves and $4 million in severance expense. Fourth quarter of 2013 expenses included $69 million in charges to increase litigation reserves, $8 million of debt extinguishment costs associated with the redemption of Fifth Third Capital Trust IV, an $8 million contribution to Fifth Third Foundation, and $8 million in severance expense. First quarter of 2013 expenses included a $9 million benefit from the sale of affordable housing investments, $9 million in charges to increase litigation reserves, $3 million in severance expense and a $3 million contribution to Fifth Third Foundation. Excluding these items, noninterest expense of $895 million was down $1 million, sequentially and decreased $77 million, or 8 percent, year-over-year. First quarter 2014 was also impacted by a seasonal $24 million increase in FICA and unemployment tax expense recorded in employee benefits. The year-over-year decline primarily reflected lower compensation-related expense and benefits expense, primarily reflecting changes in our mortgage and retail staffing.

First quarter other noninterest expense included provision for mortgage repurchases of $3 million. This is compared with a benefit of $26 million in the fourth quarter reflecting the reduction in the mortgage representation and warranty reserve primarily related to Fifth Third’s settlement with Freddie Mac and corresponding expectations for future repurchase requests and file claims and expense of $20 million a year ago. (Realized mortgage repurchase losses were $10 million in the first quarter of 2014, compared with $33 million last quarter as the fourth quarter of 2013 included the impact of the settlement with Freddie Mac and $20 million in the first quarter of 2013).

Credit Quality

	For the Three Months Ended
	March 2014	December 2013	September 2013	June 2013	March 2013
Total net losses charged off ($ in millions)
Commercial and industrial loans	($97)	($66)	($44)	($33)	($25)
Commercial mortgage loans	(3)	(8)	(2)	(10)	(26)
Commercial construction loans	(5)	(4)	2	—	(3)
Commercial leases	—	—	—	(2)	—
Residential mortgage loans	(15)	(13)	(12)	(15)	(20)
Home equity	(16)	(26)	(19)	(23)	(30)
Automobile loans	(8)	(6)	(6)	(5)	(4)
Credit card	(19)	(21)	(19)	(19)	(20)
Other consumer loans and leases	(5)	(4)	(9)	(5)	(5)

Total net losses charged off	(168)	(148)	(109)	(112)	(133)
Total losses	(190)	(183)	(141)	(145)	(168)
Total recoveries	22	35	32	33	35

Total net losses charged off	($168)	($148)	($109)	($112)	($133)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.76%	0.67%	0.49%	0.51%	0.63%
Commercial	0.79%	0.60%	0.35%	0.36%	0.44%
Consumer	0.72%	0.76%	0.70%	0.73%	0.89%

Net charge-offs were $168 million in the first quarter of 2014, or 76 bps of average loans on an annualized basis, compared with net charge-offs of $148 million in the fourth quarter of 2013 and $133 million in the first quarter of 2013. The first quarter of 2014 included three credits that together resulted in combined charge-offs of $60 million (27 bps). During the fourth quarter of 2013, a single large credit was restructured which resulted in a charge-off of $43 million (19 bps).

Commercial net charge-offs were $105 million, or 79 bps, up $27 million sequentially. C&I net charge-offs of $97 million increased $31 million from the previous quarter primarily reflecting the impact of the charge-offs mentioned above. Commercial real estate net charge-offs decreased $4 million from $12 million in the previous quarter.

Consumer net charge-offs were $63 million, or 72 bps, down $7 million sequentially. Net charge-offs on residential mortgage loans in the portfolio were $15 million, up $2 million from the previous quarter. Home equity net charge-offs were $16 million, down $10 million from the fourth quarter of 2013, primarily due to the change in nonaccrual accounting policy implemented in the fourth quarter of 2013. Net charge-offs in the auto portfolio of $8 million were up $2 million compared with the prior quarter. Net charge-offs on consumer credit card loans were $19 million, down $2 million from the fourth quarter. Net charge-offs on other consumer loans were $5 million, up $1 million compared with the previous quarter.

	For the Three Months Ended
	March 2014	December 2013	September 2013	June 2013	March 2013
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,582	$1,677	$1,735	$1,783	$1,854
Total net losses charged off	(168)	(148)	(109)	(112)	(133)
Provision for loan and lease losses	69	53	51	64	62

Allowance for loan and lease losses, ending	1,483	1,582	1,677	1,735	1,783
Reserve for unfunded commitments, beginning	162	167	166	168	179
Provision (benefit) for unfunded commitments	(9)	(5)	1	(2)	(11)

Reserve for unfunded commitments, ending	153	162	167	166	168
Components of allowance for credit losses:
Allowance for loan and lease losses	1,483	1,582	1,677	1,735	1,783
Reserve for unfunded commitments	153	162	167	166	168

Total allowance for credit losses	$1,636	$1,744	$1,844	$1,901	$1,951
Allowance for loan and lease losses ratio
As a percent of loans and leases	1.65%	1.79%	1.92%	1.99%	2.08%
As a percent of nonperforming loans and leases(a)	202%	211%	218%	191%	187%
As a percent of nonperforming assets(a)	157%	161%	165%	151%	147%

(a)	Excludes nonaccrual loans and leases in loans held for sale.

Provision for loan and lease losses totaled $69 million in the first quarter of 2014, up $16 million from the fourth quarter of 2013 and up $7 million from the first quarter of 2013. The allowance for loan and lease losses declined $99 million sequentially reflecting the portfolio’s overall risk profile and charges to the allowance. The allowance represented 1.65 percent of total loans and leases outstanding as of quarter end, compared with 1.79 percent last quarter, and represented 202 percent of nonperforming loans and leases, and 157 percent of nonperforming assets.

	As of
	March 2014	December 2013	September 2013	June 2013	March 2013
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$153	$127	$146	$218	$229
Commercial mortgage loans	96	90	106	169	184
Commercial construction loans	3	10	27	39	66
Commercial leases	3	3	1	1	1
Residential mortgage loans	68	83	83	96	110
Home equity	75	74	28	28	28
Automobile loans	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total nonaccrual loans and leases	$398	$387	$391	$551	$618
Restructured loans and leases—commercial (nonaccrual)(c)	209	228	241	196	159
Restructured loans and leases—consumer (nonaccrual)	126	136	138	162	174

Total nonperforming loans and leases	$733	$751	$770	$909	$951
Repossessed personal property	6	7	7	6	7
Other real estate owned(a)	207	222	237	235	252

Total nonperforming assets(b)	$946	$980	$1,014	$1,150	$1,210
Nonaccrual loans held for sale	3	6	11	15	16
Restructured loans—commercial (nonaccrual) held for sale	—	—	—	—	3

Total nonperforming assets including loans held for sale	$949	$986	$1,025	$1,165	$1,229

Restructured Consumer loans and leases (accrual)	$1,682	$1,685	$1,694	$1,671	$1,683
Restructured Commercial loans and leases (accrual)(c)	$847	$869	$499	$475	$441
Total loans and leases 90 days past due	$94	$103	$156	$152	$164
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned(b)	0.82%	0.84%	0.88%	1.04%	1.11%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned(b)	1.05%	1.10%	1.16%	1.32%	1.41%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held for sale.
(c)	Excludes $20.9 million of restructured nonaccrual loans and $7.6 million of restructured accruing loans as of March 31, 2014 and December 31, 2013 and excludes $21.5 million of restructured nonaccrual loans and $7.6 million of restructured accruing loans as of September 30, 2013, June 30, 2013 and March 31, 2013 associated with a consolidated variable interest entity in which the Bancorp has no continuing credit risk.

Total nonperforming assets, including loans held-for-sale, were $949 million, a decline of $37 million, or 4 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $946 million, or 1.05 percent, of total loans, leases and OREO, and decreased $34 million, or 4 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter-end were $733 million or 0.82 percent of total loans, leases and OREO, and decreased $18 million, or 2 percent, from the previous quarter.

Commercial portfolio NPAs were $595 million, or 1.11 percent of commercial loans, leases and OREO, and decreased $12 million, or 2 percent, from the fourth quarter. Commercial portfolio NPLs were $464 million, or 0.87 percent of commercial loans and leases, and increased $6 million from last quarter. C&I portfolio NPAs of $304 million increased $14 million from the prior quarter. Commercial mortgage portfolio NPAs were $240 million, down $12 million from the previous quarter. Commercial construction portfolio NPAs were $46 million, a decrease of $13 million from the previous quarter.

Commercial lease portfolio NPAs were $5 million, flat from the previous quarter. Commercial portfolio NPAs included $209 million of nonaccrual troubled debt restructurings (TDRs), compared with $228 million last quarter.

Consumer portfolio NPAs of $351 million, or 0.96 percent of consumer loans, leases and OREO, decreased $22 million from the fourth quarter. Consumer portfolio NPLs were $269 million, or 0.74 percent of consumer loans and leases and decreased $24 million from last quarter. Residential mortgage NPAs were $201 million, $22 million lower than last quarter. Home equity NPAs of $110 million increased $1 million and credit card NPAs of $33 million were flat compared with the previous quarter. Consumer nonaccrual TDRs were $126 million in the first quarter of 2014, compared with $136 million in the fourth quarter 2013.

First quarter OREO balances included in portfolio NPA balances described above were $207 million, down $15 million from the fourth quarter, and included $132 million in commercial OREO and $75 million in consumer OREO. Repossessed personal property of $6 million consisted largely of autos.

Loans still accruing over 90 days past due were $94 million, down $9 million, or 9 percent, from the fourth quarter of 2013. Commercial balances over 90 days past due were $1 million compared to an immaterial amount in the prior quarter, and consumer balances 90 days past due of $93 million were down $10 million from the previous quarter. Loans 30-89 days past due of $243 million decreased $33 million, or 12 percent, from the previous quarter. Commercial balances 30-89 days past due of $9 million were down $8 million sequentially and consumer balances 30-89 days past due of $234 million decreased $25 million from the fourth quarter. The above delinquencies figures exclude nonaccruals described previously.

Capital Position

	For the Three Months Ended
	March 2014	December 2013	September 2013	June 2013	March 2013
Capital Position
Average shareholders’ equity to average assets	11.53%	11.51%	11.71%	11.64%	11.38%
Tangible equity(a)	9.61%	9.44%	9.75%	9.65%	9.36%
Tangible common equity (excluding unrealized gains/losses)(a)	8.79%	8.63%	9.27%	8.83%	9.03%
Tangible common equity (including unrealized gains/losses)(a)	8.93%	8.69%	9.42%	8.94%	9.28%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses)(a)(b)	9.57%	9.45%	9.95%	9.49%	9.77%
Regulatory capital ratios:(c)
Tier I risk-based capital	10.45%	10.36%	11.14%	11.07%	10.83%
Total risk-based capital	14.02%	14.08%	14.35%	14.34%	14.35%
Tier I leverage	9.65%	9.64%	10.58%	10.40%	10.03%
Tier I common equity(a)	9.51%	9.39%	9.88%	9.43%	9.70%
Book value per share	16.27	15.85	15.84	15.56	15.42
Tangible book value per share(a)	13.40	13.00	13.09	12.69	12.62

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter, reflecting growth in retained earnings, and included the impact of the redemption of TruPS and issuance of preferred stock in the fourth quarter of 2013 as well as the payment of preferred dividends and share repurchase activity. Compared with the prior quarter, the Tier 1 common equity ratio* of 9.51 percent increased 12 bps. The tangible common equity to tangible assets ratio* was 8.79 percent (excluding unrealized gains/losses) and 8.93 percent (including unrealized gains/losses). The Tier 1 risk-based capital ratio increased 9 bps to 10.45 percent. The Total risk-based capital ratio decreased 6 bps to 14.02 percent and the Leverage ratio increased 1 bp to 9.65 percent.

Book value per share at March 31, 2014 was $16.27 and tangible book value per share* was $13.40, compared with December 31, 2013 book value per share of $15.85 and tangible book value per share of $13.00.

As previously announced, Fifth Third entered into a share repurchase agreement with a counterparty on January 28, 2014, whereby Fifth Third would purchase approximately $99 million of its outstanding common stock. This transaction reduced Fifth Third’s first quarter share count by 3.95 million shares on the initial transaction date and an additional 602 thousand shares were repurchased on March 31, 2014 upon the settlement of the forward contract related to this agreement. Additionally, as previously announced, the settlement of the forward contracts related to the November 13, 2013 and December 10, 2013 share repurchase agreements occurred on March 5, 2014 and March 31, 2014, respectively, and an additional 3.4 million shares were repurchased upon completion of the agreements which was

*	Non-GAAP measure; see Reg. G reconciliation on page 33.

reflected in the first quarter share count. In total, the impact to the average diluted share count in the first quarter of 2014 was approximately 23 million shares due to share repurchase transactions in the fourth quarter of 2013 and first quarter of 2014.

U.S. banking regulators have approved final capital rules for U.S. banks, including changes to the definition of capital components (i.e. the numerator of capital ratios) and changes to risk-weighting rules for assets (i.e. the denominator of capital ratios). These final rules implement portions of rules proposed by international banking regulators known as Basel III and Basel II. Fifth Third is not a Basel “Advanced Approach” institution. Therefore, Fifth Third would be subject to the general capital rules governing the capital or numerator portion of these final rules and the “Standardized Approach” for risk-weighting assets. Additionally, Fifth Third would have a one-time irrevocable option to neutralize certain accumulated other comprehensive income (AOCI) components in capital, comparable to treatment under prevailing capital rules. Fifth Third will also be subject to the Market Risk Rule for trading assets and liabilities, which has been re-proposed for alignment with the other final capital rules. We continue to evaluate the final rule and its impact, which would apply beginning reporting periods after January 1, 2015.

Our current estimate of the pro-forma fully phased in Tier I common equity ratio at March 31, 2014 under the final capital rule, assuming the Company elected to maintain the current treatment of AOCI components in capital, would be approximately 9.1 percent**. This would compare with 9.5 percent* as calculated under the currently prevailing Basel I capital framework. The primary drivers of the change from the prevailing capital framework to the Basel III framework would be an increase in Tier I common equity of approximately 6 bps, which would be more than offset by modestly higher risk-weighted assets. (The largest impact to the numerator is that the new rules would not require the current 10 percent deduction of mortgage servicing rights assets; the largest changes to the denominator would be the treatment of securitizations, mortgage servicing rights, and lending commitments of less than a year.) Were Fifth Third to make the election to include AOCI components in capital, the March 31, 2014 pro forma Basel III Tier 1 common ratio would be increased by approximately 16 bps. Fifth Third’s pro forma Tier 1 common equity ratio exceeds the minimum buffered Tier 1 common equity ratio of 7 percent, comprising a minimum of 4.5 percent plus a capital conservation buffer of 2.5 percent. The pro forma Tier 1 common equity ratio does not include the effect of any mitigating actions the Bancorp may undertake to offset any impact of the final capital rules.

Fifth Third is subject to the Federal Reserve’s (FRB) Capital Plan Rule. Under this rule, we are required to submit our annual capital plan to the Federal Reserve, for its objection or non-objection. The plan includes those capital actions Fifth Third intends to pursue or otherwise contemplate during the period covered by the FRB’s response, which is the second quarter of 2014 through the first quarter of 2015 (the “CCAR period”).

On March 26, 2014, Fifth Third announced that the FRB did not object to Fifth Third’s 2014 CCAR capital plan, which included the potential increase in the quarterly common stock dividend to $0.13 per share during the CCAR period and the potential repurchase of common shares during the same period in an amount up to $669 million. In addition, the capital plan incorporated Fifth Third’s potential repurchases of common shares in the amount of any after-tax gains from

*	Non-GAAP measure; see Reg. G reconciliation on page 33.
**	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of recent prospective regulatory capital requirements approved in July 2013.

the sale of Vantiv, Inc. (“Vantiv”) stock. These capital plans were intended to maintain common equity capital levels in the current range during the CCAR period. Any such actions would be based on environmental and market conditions, earnings results, our capital position, and other factors, as well as approval by the Fifth Third Board of Directors, at the time.

Tax Rate

The effective tax rate was 27.3 percent this quarter compared with 28.4 percent in the fourth quarter and 30.4 percent in the first quarter of 2013. The first quarter 2013 tax rate was higher due to the expiration of employee stock options.

Other

Fifth Third Bank owns 48.8 million units representing a 26 percent interest in Vantiv Holding, LLC, convertible into shares of Vantiv, Inc., a publicly traded firm (NYSE: VNTV). Based upon Vantiv’s closing price of $30.22 on March 31, 2014, our interest in Vantiv was valued at approximately $1.5 billion. Next month in our 10-Q, we will update our disclosure of the carrying value of our interest in Vantiv stock, which was $423 million as of December 31, 2013. The difference between the market value and the book value of Fifth Third’s interest in Vantiv’s shares is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $348 million as of March 31, 2014.

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2014, the Company had $130 billion in assets and operated 17 affiliates with 1,311 full-service Banking Centers, including 104 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,614 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 26% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2014, had $281 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from Fifth Third’s investment in, relationship with, and nature of the operations of Vantiv, LLC; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change
	March 2014	December 2013	March 2013	Seq	Yr/Yr
Interest Income
Interest and fees on loans and leases	$823	$845	$882	(2%)	(7%)
Interest on securities	168	154	112	9%	49%
Interest on other short-term investments	2	3	1	(46%)	60%

Total interest income	993	1,002	995	(1%)	—
Interest Expense
Interest on deposits	48	48	50	—	(5%)
Interest on short-term borrowings	1	1	3	(39%)	(78%)
Interest on long-term debt	51	53	54	(3%)	(5%)

Total interest expense	100	102	107	(2%)	(7%)

Net Interest Income	893	900	888	(1%)	1%
Provision for loan and lease losses	69	53	62	31%	12%

Net interest income after provision for loan and lease losses	824	847	826	(3%)	—
Noninterest Income
Service charges on deposits	133	142	131	(7%)	2%
Corporate banking revenue	104	94	99	11%	6%
Mortgage banking net revenue	109	126	220	(13%)	(50%)
Investment advisory revenue	102	98	100	4%	2%
Card and processing revenue	68	71	65	(4%)	5%
Other noninterest income	41	170	109	(76%)	(63%)
Securities gains, net	7	2	17	NM	(60%)
Securities gains, net—non-qualifying hedges on mortgage servicing rights	—	—	2	—	(100%)

Total noninterest income	564	703	743	(20%)	(24%)
Noninterest Expense
Salaries, wages and incentives	359	388	399	(7%)	(10%)
Employee benefits	101	78	114	30%	(11%)
Net occupancy expense	80	77	79	3%	1%
Technology and communications	53	53	49	1%	8%
Equipment expense	30	29	28	1%	6%
Card and processing expense	31	37	31	(15%)	—
Other noninterest expense	296	327	278	(10%)	6%

Total noninterest expense	950	989	978	(4%)	(3%)
Income before income taxes	438	561	591	(22%)	(26%)
Applicable income taxes	119	159	179	(25%)	(33%)

Net Income	319	402	412	(21%)	(23%)
Less: Net income attributable to noncontrolling interests	1	—	(10)	NM	NM

Net income attributable to Bancorp	318	402	422	(21%)	(25%)
Dividends on preferred stock	9	19	9	(52%)	6%

Net income available to common shareholders	$309	$383	$413	(20%)	(25%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	March 2014	December 2013	March 2013	Seq	Yr/Yr
Assets
Cash and due from banks	$3,153	$3,178	$2,186	(1%)	44%
Available-for-sale and other securities(a)	20,749	18,597	15,263	12%	36%
Held-to-maturity securities(b)	195	208	283	(6%)	(31%)
Trading securities	347	343	218	1%	59%
Other short-term investments	2,202	5,116	2,286	(57%)	(4%)
Loans held for sale	780	944	2,691	(17%)	(71%)
Portfolio loans and leases:
Commercial and industrial loans	40,591	39,316	36,757	3%	10%
Commercial mortgage loans	7,958	8,066	8,766	(1%)	(9%)
Commercial construction loans	1,218	1,039	694	17%	75%
Commercial leases	3,577	3,625	3,568	(1%)	—
Residential mortgage loans	12,626	12,680	12,091	—	4%
Home equity	9,125	9,246	9,727	(1%)	(6%)
Automobile loans	12,088	11,984	11,741	1%	3%
Credit card	2,177	2,294	2,043	(5%)	7%
Other consumer loans and leases	345	364	289	(5%)	19%

Portfolio loans and leases	89,705	88,614	85,676	1%	5%
Allowance for loan and lease losses	(1,483)	(1,582)	(1,783)	(6%)	(17%)

Portfolio loans and leases, net	88,222	87,032	83,893	1%	5%
Bank premises and equipment	2,528	2,531	2,540	—	—
Operating lease equipment	714	730	598	(2%)	19%
Goodwill	2,416	2,416	2,416	—	—
Intangible assets	18	19	25	(6%)	(29%)
Servicing rights	975	971	772	—	26%
Other assets	7,355	8,358	8,211	(12%)	(10%)

Total assets	$129,654	$130,443	$121,382	(1%)	7%

Liabilities
Deposits:
Demand	$31,234	$32,634	$30,027	(4%)	4%
Interest checking	25,472	25,875	23,175	(2%)	10%
Savings	16,867	17,045	19,339	(1%)	(13%)
Money market	13,208	11,644	8,613	13%	53%
Foreign office	1,922	1,976	1,089	(3%)	76%
Other time	3,660	3,530	3,909	4%	(6%)
Certificates—$100,000 and over	4,511	6,571	5,472	(31%)	100%
Other	—	—	—	(100%)	(100%)

Total deposits	96,874	99,275	91,624	(2%)	6%
Federal funds purchased	268	284	386	(5%)	(30%)
Other short-term borrowings	2,717	1,380	2,439	97%	11%
Accrued taxes, interest and expenses	1,669	1,758	1,599	(5%)	4%
Other liabilities	2,029	3,487	3,094	(42%)	(34%)
Long-term debt	11,233	9,633	8,320	17%	35%

Total liabilities	114,790	115,817	107,462	(1%)	7%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	1,034	1,034	398	—	NM
Capital surplus	2,674	2,561	2,782	4%	(4%)
Retained earnings	10,363	10,156	9,084	2%	14%
Accumulated other comprehensive income	196	82	333	NM	(41%)
Treasury stock	(1,492)	(1,295)	(766)	15%	95%

Total Bancorp shareholders’ equity	14,826	14,589	13,882	2%	7%
Noncontrolling interests	38	37	38	2%	—

Total Equity	14,864	14,626	13,920	2%	7%

Total liabilities and equity	$129,654	$130,443	$121,382	(1%)	7%

(a) Amortized cost	$20,393	$18,409	$14,652	11%	39%
(b) Market values	195	208	283	(6%)	(31%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	847,569	855,306	874,645	(1%)	(3%)
Treasury	76,324	68,587	49,248	11%	55%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended
	March 2014	March 2013
Total equity, beginning	$14,626	$13,764
Net income attributable to Bancorp	318	422
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	110	(31)
Qualifying cash flow hedges	3	(13)
Change in accumulated other comprehensive income related to employee benefit plans	1	2

Comprehensive income	432	380
Cash dividends declared:
Common stock	(102)	(96)
Preferred stock	(9)	(9)
Impact of stock transactions under stock compensation plans, net	17	17
Shares acquired for treasury	(99)	(125)
Noncontrolling interest	1	(10)
Other	(2)	(1)

Total equity, ending	$14,864	$13,920

Fifth Third Bancorp and Subsidiaries

Regulatory Capital(a)

$ in millions

(unaudited)

	As of
	March 2014	December 2013	September 2013	June 2013	March 2013
Tier I capital:
Bancorp shareholders’ equity	14,826	14,589	14,641	14,239	13,882
Goodwill and certain other intangibles	(2,490)	(2,492)	(2,492)	(2,496)	(2,504)
Unrealized (gains) losses	(196)	(82)	(218)	(149)	(333)
Qualifying trust preferred securities	60	60	810	810	810
Other	(18)	19	21	22	23

Total tier I capital	12,182	12,094	12,762	12,426	11,878
Total risk-based capital:
Tier I capital	12,182	12,094	12,762	12,426	11,878
Qualifying allowance for credit losses	1,461	1,464	1,438	1,411	1,379
Qualifying subordinated notes	2,712	2,883	2,236	2,264	2,474

Total risk-based capital	16,355	16,441	16,436	16,101	15,731

Risk-weighted assets(b)	116,622	116,736	114,544	112,285	109,626
Ratios:
Average shareholders’ equity to average assets	11.53%	11.51%	11.71%	11.64%	11.38%
Regulatory capital:
Fifth Third Bancorp
Tier I risk-based capital	10.45%	10.36%	11.14%	11.07%	10.83%
Total risk-based capital	14.02%	14.08%	14.35%	14.34%	14.35%
Tier I leverage	9.65%	9.64%	10.58%	10.40%	10.03%
Tier I common equity(c)	9.51%	9.39%	9.88%	9.43%	9.70%
Fifth Third Bank
Tier I risk-based capital	11.65%	11.52%	11.61%	11.76%	11.47%
Total risk-based capital	12.91%	12.86%	12.96%	13.12%	12.84%
Tier I leverage	10.78%	10.73%	11.02%	11.05%	10.63%

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	March 2014	December 2013	September 2013	June 2013	March 2013
Income before income taxes (U.S. GAAP)	$438	$561	$604	$841	$591
Add: Provision expense (U.S. GAAP)	69	53	51	64	62

Pre-provision net revenue	507	614	655	905	653
Net income available to common shareholders (U.S. GAAP)	309	383	421	582	413
Add: Intangible amortization, net of tax	1	1	1	1	1

Tangible net income available to common shareholders	310	384	422	583	414
Tangible net income available to common shareholders (annualized) (a)	1,257	1,523	1,674	2,338	1,679
Average Bancorp shareholders’ equity (U.S. GAAP)	14,862	14,757	14,440	14,221	13,779
Less: Average preferred stock	(1,034)	(703)	(593)	(717)	(398)
Average goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
Average intangible assets	(19)	(20)	(22)	(24)	(26)

Average tangible common equity (b)	11,393	11,618	11,409	11,064	10,939
Total Bancorp shareholders’ equity (U.S. GAAP)	14,826	14,589	14,641	14,239	13,882
Less: Preferred stock	(1,034)	(1,034)	(593)	(991)	(398)
Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
Intangible assets	(18)	(19)	(21)	(23)	(25)

Tangible common equity, including unrealized gains / losses (c)	11,358	11,120	11,611	10,809	11,043
Less: Accumulated other comprehensive income	(196)	(82)	(218)	(149)	(333)

Tangible common equity, excluding unrealized gains / losses (d)	11,162	11,038	11,393	10,660	10,710
Add: Preferred stock	1,034	1,034	593	991	398

Tangible equity (e)	12,196	12,072	11,986	11,651	11,108
Total assets (U.S. GAAP)	129,654	130,443	125,673	123,360	121,382
Less: Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
Intangible assets	(18)	(19)	(21)	(23)	(25)

Tangible assets, including unrealized gains / losses (f)	127,220	128,008	123,236	120,921	118,941
Less: Accumulated other comprehensive income / loss, before tax	(302)	(126)	(335)	(229)	(512)

Tangible assets, excluding unrealized gains / losses (g)	126,918	127,882	122,901	120,692	118,429
Total Bancorp shareholders’ equity (U.S. GAAP)	14,826	14,589	14,641	14,239	13,882
Goodwill and certain other intangibles	(2,490)	(2,492)	(2,492)	(2,496)	(2,504)
Unrealized gains	(196)	(82)	(218)	(149)	(333)
Qualifying trust preferred securities	60	60	810	810	810
Other	(18)	19	21	22	23

Tier I capital	12,182	12,094	12,762	12,426	11,878
Less: Preferred stock	(1,034)	(1,034)	(593)	(991)	(398)
Qualifying trust preferred securities	(60)	(60)	(810)	(810)	(810)
Qualifying noncontrolling interests in consolidated subsidiaries	(1)	(37)	(39)	(38)	(38)

Tier I common equity (h)	11,087	10,963	11,320	10,587	10,632
Common shares outstanding (i)	848	855	887	851	875
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (j)	116,622	116,736	114,544	112,285	109,626
Ratios:
Return on average tangible common equity (a) / (b)	11.0%	13.1%	14.7%	21.1%	15.4%
Tangible equity (e) / (g)	9.61%	9.44%	9.75%	9.65%	9.36%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	8.79%	8.63%	9.27%	8.83%	9.03%
Tangible common equity (including unrealized gains/losses) (c) / (f)	8.93%	8.69%	9.42%	8.94%	9.28%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (j)	9.57%	9.45%	9.95%	9.49%	9.77%
Tangible book value per share (c) / (i)	$13.40	$13.00	$13.09	$12.69	$12.62
Tier I common equity (h) / (j)	9.51%	9.39%	9.88%	9.43%	9.70%

Basel III-Estimated Tier I common equity ratio
	March 2014	December 2013	September 2013
Tier I common equity (Basel I)	11,087	10,963	11,320
Add: Adjustment related to capital components	99	82	88

Estimated Tier I common equity under final Basel III rules without AOCI (opt out)(k)	11,186	11,045	11,408
Add: Adjustment related to AOCI	196	82	218

Estimated Tier I common equity under final Basel III rules with AOCI (non opt out)(l)	11,382	11,127	11,626

Estimated risk-weighted assets under final Basel III rules (m)	122,659	122,851	120,447

Estimated Tier I common equity ratio under final Basel III rules (opt out) (k) / (m)	9.12%	8.99%	9.47%
Estimated Tier I common equity ratio under final Basel III rules (non opt out) (l) / (m)	9.28%	9.06%	9.65%

(k)(l)	Under the final Basel III rules, non-advanced approach banks are permitted to make a one-time election to opt out of the requirement to include AOCI in Tier I common equity. Other adjustments include mortgage servicing rights and deferred tax assets subject to threshold limitations and deferred tax liabilities related to intangible assets.
(m)	Key differences under Basel III in the calculation of risk-weighted assets compared to Basel I include: (1) Risk weighting for commitments under 1 year; (2) Higher risk weighting for exposures to securitizations, past due loans, foreign banks and certain commercial real estate; (3) Higher risk weighting for mortgage servicing rights and deferred tax assets that are under certain thresholds as a percent of Tier I capital; and (4) Derivatives are differentiated between exchange clearing and over-the-counter and the 50% risk-weight cap is removed.